UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2010

Taylor Capital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50034	36-4108550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 653-7978

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 11, 2010, Taylor Capital Group, Inc. (the “Registrant”) entered into a Voting Agreement (the “Voting Agreement”) with Jeffrey W. Taylor, a member of the Board of Directors (the “Board”) of the Registrant, Harrison I. Steans, a member of the Board and Chairman of Executive Committee (the “Executive Committee”) of the Registrant, Jennifer W. Steans a member of the Board, Cindy Taylor Robinson, and certain trusts affiliated with Bruce W. Taylor, Chairman of the Registrant and a member of the Executive Committee, Jeffrey W. Taylor, Mr. Steans, Ms. Steans, Ms. Taylor Robinson and James P. Kastenholz (collectively, the “Stockholders”), pursuant to which (a) the Stockholders agreed to vote in favor of the adoption of an amendment (the “Proposal”) to the Third Amended and Restated Certificate of Incorporation of the Registrant, as amended (the “Charter”), to provide that, in the event less than 800,000 shares of the Registrant’s 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series A remain outstanding and such outstanding shares represent less than 10% of the total combined voting power of all outstanding shares of the Registrant’s capital stock, the Executive Committee shall be re-established on the terms and conditions currently set forth in the Charter, until the earlier of June 30, 2015 and a Sale Transaction (as such term is defined in the Charter), and (b) the Registrant agreed to cause the Proposal to be adopted by the stockholders of the Registrant and the amendment to the Charter to be filed with the Secretary of State of the State of Delaware.

The foregoing description of the terms of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is referenced as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1    Voting Agreement among the Registrant and the Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Steven H. Shapiro
Steven H. Shapiro
General Counsel and Corporate Secretary

Dated: May 11, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Voting Agreement among the Registrant and the Stockholders.